EXHIBIT 23H6


                         SHAREHOLDER SERVICES AGREEMENT

                  AGREEMENT made the ___ day of ____________, 2001 by and between Cadre Securities, Inc. (the "CSI"), and [Name of Dealer] (the "Organization").

                  CSI serves as Shareholder Servicing Agent of with respect to shares of beneficial interest ("Shares") of CMG Advisor Series (the "Fund"), a series of Cadre Institutional Investors Trust (the "Trust"), and desires to obtain certain services from the Organization which CSI believes will be of benefit to the Fund and its shareholders who are customers of the Organization. Pursuant to the terms of this Agreement, CSI agrees to pay a fee to the Organization in consideration of such services. Payment of the fee is subject to the following terms and conditions which CSI may revise from time to time:

1.       QUALIFICATION REQUIREMENTS

                  (a) The Organization has entered into a Dealer Agreement with CSI with respect to the sale of Shares.

                  (b) The Organization is the "selling agent of record" for one or more accounts in the Trust which own shares of the Fund ("Accounts").

                  (c) For each Account registered in the name of one of the Organization's customers, the Organization will advise CSI promptly of the Fund account number. The Organization agrees that CSI will be entitled to rely on the accuracy of such information in updating CSI's records for determining the service fees payable to the Organization under the terms of this Agreement. The Organization understands and agrees that such payments will be based solely on CSI's records.

2.       FEE

                  (a) If the Organization meets the qualification requirements set forth in Paragraph 1, it will be paid a fee on assets of the Accounts for services relating to the Fund. Payments to the Organization will be made monthly at the annual rate of 0.25% of the average daily net assets of the Accounts (excluding any Accounts for the Organization's own retirement plans) during such month. Amounts due to the Organization hereunder shall be paid not more than 30 days after the end of the applicable month.

                  (b) The Organization understands and agrees that its failure to provide the services required to be provided under this Agreement or otherwise to comply with the terms of this Agreement, will render the Organization ineligible to receive the fees set forth above.

3.       SERVICES

                  The Organization will assist CSI by providing the following services to Organization customers who are shareholders of or potential investors in the Fund:

                  (a) maintaining regular contact with shareholders having Accounts and answering their inquiries concerning the Fund and their Accounts;


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                  (b) maintaining records showing the number of Shares owned by shareholders having Accounts; and

                  (c) sending, or arranging to be sent, all shareholder communications of the Fund and the Trust to shareholders having Accounts.

4.       AMENDMENT

                  This Agreement shall be deemed amended as provided in any written notice delivered by CSI to the Organization.

5.       EFFECTIVE PERIOD AND TERMINATION

                  This Agreement shall become effective as of the date set forth above and shall continue in effect until terminated in accordance with the terms hereof. It is terminable. without penalty, at any time by CSI or the Organization, upon written notice to the other party. This Agreement shall not be assigned by either party hereto, except to a successor of such party, without the written consent of CSI.

6.       REPORTS

                  The Organization shall :from time to time provide CSI such information and reports as CSI may reasonably request to enable CSI to monitor and evaluate the services provided by the Organization hereunder .

7.       INDEMNIFICATION

                  Each party to this Agreement agrees to indemnify, defend and hold the other party harmless from and against any and all claims, actions, causes of action, damages, costs, and expenses (including reasonable attorneys' fees) that it may incur, to the extent that such liability or expense arises out of the acts or omissions of the other party or the other party's failure to comply with its responsibilities and duties under this Agreement. This paragraph shall survive any termination of this Agreement.

8.       MISCELLANEOUS

                  (a) All communications mailed to the parties should be sent to the addresses set forth below (or such other address as a party may specify in a notice given to the other party) and shall be deemed given if mailed or delivered to the other party.

                  (b) The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  (c) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior dated agreements.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.




                                      CADRE SECURITIES, INC.
                                      905 Marconi Avenue
                                      Ronkonkoma, New York  11779

                                      By:
                                         -------------------------------------

                                      Name:
                                           -----------------------------------

                                      Title:
                                            ----------------------------------


                                      Name of ORGANIZATION

                                      Address:
                                              --------------------------------



                                      By:
                                         -------------------------------------

                                      Name:
                                           -----------------------------------

                                      Title:
                                            ----------------------------------





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